UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

Pacific Capital Bancorp

(Exact name of registrant as specified in its charter)

California	0-11113	95-3673456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1021 Anacapa Street, Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 564-6405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4 Matters Related to Accountants and Financial Statements.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On June 15, 2005, the Audit Committee of the Board of Directors of Pacific Capital Bancorp (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2005. The decision came after the Audit Committee adopted in March 2005 a policy to solicit proposals for the auditing engagement at least every three years. The Committee received proposals for the engagement from three firms including PwC. Based on these proposals, the Committee has tentatively determined that it is in the best interests of the Company to select another firm that is now concluding its client acceptance procedures.

PwC’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

PwC’s report for the year ended December 31, 2004 did include the conclusion that the Company had not maintained effective internal control over financial reporting as of that date because of the effect of two material weaknesses identified by the Company’s Management during its assessment of the Company’s internal controls over financial reporting. The Company disclosed these material weaknesses in Item 9A its Annual Report on Form 10-K as follows:

1. As of December 31, 2004, the Company did not maintain effective controls over the application of generally accepted accounting principles for leasing transactions and other non-routine transactions. The misapplications of generally accepted accounting principles involved: (a) initially recording a capital lease as an operating lease; (b) failing to record rental expense using a level expense in those instances where the lease terms included specific rent increases or minimum increases; (c) failing to record losses from the low-income housing tax credit limited partnerships in the appropriate accounting period; and (d) errors in the accounting for the purchase of [Pacific Crest Capital, Inc.] in March 2004 including errors in the accounting for stay-put bonuses. This control deficiency did not result in a misstatement of the 2004 annual or interim financial statements although it did result in adjustments to the 2004 consolidated financial statements. Additionally, this control deficiency could result in a material misstatement to leasing transactions or other non-routine transactions that could result in a material misstatement to the annual or interim consolidated statements that would not be prevented or detected. Accordingly, management has determined that this condition constitutes a material weakness.

2. As of December 31, 2004, the Company did not maintain effective controls over approval of general ledger journal entries. Specifically, the Company has an open general ledger system in which journal entries can be processed without appropriate approval. Additionally, reconciliations of the general ledger that would detect unauthorized journal entries were not performed for general ledger accounts relating to prepaid and other expenses, accounts payable, cash, federal funds sold and general and administrative expense at the end of the accounting period. Furthermore, documentation surrounding the monitoring of monthly operating results that would detect unauthorized journal entries was either not prepared or retained. These control deficiencies in the aggregate did not result in any misstatements in the 2004 annual or interim consolidated financial statements; however, they could result in a material misstatement to the annual or interim consolidated statements that would not be prevented or detected. Accordingly, management has determined that these deficiencies aggregate to a material weakness.

As discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, Management has been working to enhance its controls in response to these internal control evaluations and internal and external audit and regulatory recommendations. During the fourth quarter of 2004, the Company strengthened the procedures for reconciling subsidiary records to the general ledger. It also engaged an accounting firm to assist it in preparing the tax provision calculations reported in its consolidated income statement for the year ended December 31, 2004 and tax asset and liability account balances as of December 31, 2004. The accounting errors were all corrected in the fourth quarter of 2004. During the first quarter of 2005, the timing of the performance of the reconciliation of accounts was changed to include reconciliations as of March 31, 2005, in addition to the other dates accounts are reconciled.

During the years ended December 31, 2004 and 2003 and through June 15, 2005, there have been no other such reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K.

During the years ended December 31, 2004 and 2003 and through June 15, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years.

The Company provided PwC with a copy of the foregoing disclosures and requested PwC to furnish the Company a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with the above statements. A copy of PwC’s response letter dated June 21, 2005, is attached as exhibit 16.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits:

Exhibit No.	Description of Exhibits
16.1	Letter of PricewaterhouseCoopers LLP regarding the change in certifying accountant

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC CAPITAL BANCORP

Date: June 21, 2005	/s/ Donald Lafler
Donald Lafler
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
16.1	Letter of PricewaterhouseCoopers LLP regarding the change in certifying accountant